Exhibit 99.1

Gaiam Reports Second Quarter Fiscal 2006 Results

•                  Second quarter revenues increased 98.8% to $43.2 million

•                  Gross margin improved 1370 basis points to 62.3%

Broomfield, CO, August 3, 2006 — Gaiam, Inc. (NASDAQ: GAIA), a branded lifestyle media company catering to people who value personal development, natural health and inspirational media, announced today results for its second quarter ended June 30, 2006.

Gaiam also announced that it will host a conference call today, August 3, 2006, at 2:30 p.m. MDT (4:30 p.m. EDT) to review the second quarter 2006 results.

Dial-in No.: 800-369-3135

Passcode: GAIAM

For the second quarter, Gaiam generated revenue of $43.2 million, an increase of 98.8% over the $21.7 million recorded in the same period last year due to a combination of internal growth in both the business and direct to consumer segments, as well as contributions from sales of media titles acquired from GoodTimes Entertainment in September 2005. Revenues for Gaiam’s direct to consumer segment, including growth from acquisitions, increased 125.8% to $27.0 million in the second quarter. Gaiam’s business segment, including growth from acquisitions, increased 65.7% to $16.2 million in the second quarter.

Gross margin increased 1370 basis points to 62.3% in the second quarter of 2006, compared to 48.6% in the same period last year. The increase was primarily due to strong media sales and the leverage on purchasing discounts associated with higher DVD sales volume. Gaiam also continued to benefit from the elimination of fees previously paid for third party distribution following the GoodTimes Entertainment transaction.

Operating expenses increased to 68.5% of revenue in the second quarter of 2006 from 54.5% in the comparable period last year. The increase reflects the change in revenue mix toward increased media and direct marketing products which carry higher selling and operating expenses including merchandising fees and advertising costs, but also higher margins.   Also impacting operating expenses are costs associated with the GoodTimes Entertainment acquisition including distribution, systems, management, and additional amortization expense associated with its media library.  The Company expects to see better leverage in the latter half of 2006 as our recent investments and cost reductions from the GoodTimes acquisition are realized.

Including the transition costs associated with the acquisition, Gaiam reported a net loss for the second quarter of $1.2 million, or $0.05 per share, as compared to a net loss of approximately $766 thousand, or $0.05 per share, for the second quarter of 2005.

For the six months ended June 30, 2006, Gaiam recorded net revenues of $94.9 million, a 97.6% increase from $48.0 million in the comparable period a year ago. The net loss, including the above mentioned incremental costs, narrowed to $276 thousand, or $0.01 per share, compared to a net loss of $650 thousand, or $0.04 per share, for the six months ended June 30, 2005.  At the end of June, according to Nielsen’s VideoScan, Gaiam’s market share in the fitness/wellness DVD category grew to 47% at the end of the quarter, compared to 42% at the end of March. Currently, Gaiam has five titles in the top ten best selling fitness DVDs year-to-date. In addition, the company ranks fifth in overall U.S. non-theatrical DVDs.

“Our revenue growth of nearly 100% and gross margin of over 62% in the second quarter reflect the success of Gaiam’s overall strategy”, said Jirka Rysavy, Chairman and Chief Executive Officer. “Our recent acquisition of a majority ownership of Spiritual Cinema Circle, a subscription-based DVD club and the planned launch of our new community site in the fourth quarter are part of our efforts to leverage our seven million customers to subscription based offerings.”

“I am pleased to report that we have successfully integrated the acquisition of GoodTimes Entertainment media assets and are now focused on expanding all of our growth channels including our increasing subscription base and our store-within-store concept,” said Lynn Powers, President. “We expect to surpass a $200 million revenue milestone in 2006 and keep our gross margin above 60% while we leverage our infrastructure and continue to reduce the costs associated with the GoodTimes transaction.”

Gaiam’s cash position increased from $15 million at December 31, 2005 to $105 million at June 30, 2006 primarily reflecting proceeds from the completion of its secondary offering of common stock in May.

Depreciation and amortization for the quarter was $1.5 million and Gaiam continues to expect depreciation and amortization for 2006 to be approximately $8 million.

A replay of the call will begin approximately one hour after the end of the call and will continue until 11:59 p.m. EDT on August 10, 2006.

Replay number: 866-507-3580

For more information about Gaiam, please visit www.gaiam.com, or call 1-800-869-3603

This press release includes forward-looking statements relating to matters that are not historical facts.  Forward-looking statements may be identified by the use of words such as “expect,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy.  While Gaiam believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different.  Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Gaiam’s filings with the Securities and Exchange Commission.  Gaiam assumes no duty to update any forward-looking statements.

Contact:	John Mills
Integrated Corporate Relations, Inc.
310-954-1105
jmills@icrinc.com

Gaiam, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three months ended		Three months ended
	June 30, 2006		June 30, 2005
Net revenue	$43,161	100.0%	$21,706	100.0%
Cost of goods sold	16,270	37.7%	11,149	51.4%
Gross profit	26,891	62.3%	10,557	48.6%
Operating expenses	29,567	68.5%	11,828	54.5%
Loss from operations	(2,676)	-6.2%	(1,271)	-5.9%
Other income (expense)	551	1.3%	(8)	0.0%
Loss before income taxes	(2,125)	-4.9%	(1,279)	-5.9%
Income tax benefit	(804)	-1.9%	(532)	-2.5%
Minority interest in net (income) loss of consolidated subsidiaries	155	0.3%	(19)	-0.1%
Net loss	$(1,166)	-2.7%	$(766)	-3.5%
Shares outstanding:
Basic	23,140		14,820
Diluted	23,140		14,820
Loss per share:
Basic	$(0.05)		$(0.05)
Diluted	$(0.05)		$(0.05)

Gaiam, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Six months ended		Six months ended
	June 30, 2006		June 30, 2005
Net revenue	$94,913	100.0%	$48,030	100.0%
Cost of goods sold	34,860	36.7%	23,724	49.4%
Gross profit	60,053	63.3%	24,306	50.6%
Operating expenses	61,719	65.1%	25,290	52.6%
Loss from operations	(1,666)	-1.8%	(984)	-2.0%
Other income	1,128	1.2%	108	0.2%
Loss before income taxes	(538)	-0.6%	(876)	-1.8%
Income tax benefit	(192)	-0.2%	(402)	-0.8%
Minority interest in net (income) loss of consolidated subsidiaries	70	0.1%	(176)	-0.4%
Net loss	$(276)	-0.3%	$(650)	-1.4%
Shares outstanding:
Basic	21,795		14,820
Diluted	21,795		14,820
Loss per share:
Basic	$(0.01)		$(0.04)
Diluted	$(0.01)		$(0.04)

GAIAM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share information)

	June 30,	December 31,
	2006	2005
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$105,335	$15,028
Accounts receivable, net	15,414	28,067
Inventory, less allowances	24,020	20,792
Deferred advertising costs	3,592	3,917
Deferred tax assets	4,705	3,627
Other current assets	5,726	4,838
Total current assets	158,792	76,269

Property and equipment, net	8,778	9,428
Media library, net	36,373	38,339
Goodwill and other intangibles	20,067	17,541
Non-current deferred tax assets	8,201	7,282
Notes receivable and other assets	5,392	7,242
Total assets	$237,603	$156,101

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$15,868	$25,843
Accrued liabilities	7,225	12,649
Other current liabilities	46	561
Total current liabilities	23,139	39,053
Long-term liabilities	—	1,663
Total liabilities	23,139	40,716
Minority interest	8,332	8,099
Commitments and contingencies
Stockholders’ equity:
Class A common stock, $.0001 par value, 150,000,000 shares authorized, 21,294,030 and 15,010,736 shares issued and outstanding at June 30, 2006 and December 31, 2005, respectively	2	1
Class B common stock, $.0001 par value, 50,000,000 shares authorized, 5,400,000 issued and outstanding at June 30, 2006 and December 31, 2005	1	1
Additional paid-in capital	194,562	95,840
Accumulated other comprehensive income	663	264
Retained earnings	10,904	11,180
Total stockholders’ equity	206,132	107,286
Total liabilities and stockholders’ equity	$237,603	$156,101